Filed Pursuant to Rule 433

Registration Statement No. 333-280933

October 23, 2025

REPUBLIC OF INDONESIA

Pricing Term Sheet

Issuer:	Republic of Indonesia (the “Republic”)

Specified Currency:	CNY

Principal Amount:	CNY3,500,000,000	CNY2,500,000,000

Public Offering Price:	100.00%	100.00%

Gross Proceeds:	CNY3,500,000,000	CNY2,500,000,000

Underwriting Discounts and Commission:	CNY1,400,000	CNY1,000,000

Net Proceeds (Before Expenses):	CNY3,498,600,000	CNY2,499,000,000

Interest Rate:	2.50%	2.90%

Interest Payment Date:	Interest will be paid on April 30 and October 31 of each year, commencing on April 30, 2026

Maturity Date:	October 31, 2030	October 31, 2035

Re-offer Yield:	2.50%	2.90%

Specified Denominations:	CNY1,000,000 and integral multiples of CNY10,000 in excess thereof

Settlement Date (T+5):	October 31, 2025

Day Count:	Actual/365

Listing:	Expected listing of the Bonds on the Singapore Exchange Securities Trading Limited

Joint Lead Managers/Underwriters:	Bank of China (Hong Kong) Limited, The Hongkong and Shanghai Banking Corporation Limited, Standard Chartered Bank

Billing and Delivery:	Bank of China (Hong Kong) Limited

Security Identifiers:	CMU Instrument Number: BNYHFB25194 ISIN: HK0001206538 Common Code: 321176844	CMU Instrument Number: BNYHFB25195 ISIN: HK0001206546 Common Code: 321176933

No EU PRIIPs or UK PRIIPs KID: No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

The Republic has filed a registration statement (including a prospectus) and other documents with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Republic has filed with the SEC for more complete information about the Republic and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by contacting Bank of China (Hong Kong) Limited by calling +852 3982 9876.

A preliminary prospectus supplement dated October  22, 2025 can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1719614/000119312525245905/d49515d424b3.htm

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.